Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TROPICANA ENTERTAINMENT INC.

FIRST:  The name of the corporation is Tropicana Entertainment Inc. (hereinafter referred to as the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “General Corporation Law”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

FIFTH:  The directors shall have power to adopt, amend or repeal Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

SIXTH:  To the fullest extent permitted by the General Corporation Law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The rights conferred on any director by this provision shall not be exclusive of any other rights which any director may have or hereafter acquire under law, this Certificate, the Bylaws of the Corporation, an agreement, vote of stockholders or otherwise.  This provision shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify or to advance expenses to persons other than the directors of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.